CONFIDENTIAL DRAFT - SUBJECT TO CONTRACT

Skadden comments 17 October 2016 / Proskauer version 16 October 2016

Exhibit 2.1
Dated                                2016

SALE AND PURCHASE AGREEMENT

RELATING TO

LION/GLORIA TOPCO LIMITED

BETWEEN

(1)  THE SELLERS (BEING (1) THE LION SELLERS (2) THE MANAGEMENT SELLERS AND (3) THE OTHER SELLERS)
(2) COTY INC.

TABLE OF CONTENTS

INTRODUCTION		1
OPERATIVE PROVISIONS		1
1.	Definitions	1
2.	Interpretation	12
3.	Sale and purchase of the Shares and Loan Notes	13
4.	Consideration	14
5.	Locked box and Leakage	14
6.	Condition	17
7.	Pre-Completion Matters	19
8.	Completion	23
9.	Buyer Warranties, Limitations on Liability, and Undertakings	25
10.	Seller Warranties	26
11.	Sellers’ Liability	28
12.	Tax Matters	29
13.	Interest on late payments	29
14.	No set-off	29
15.	D&O Policies	30
16.	Restrictive Covenants	30
17.	Termination	31
18.	Management Sellers’ Representative	31
19.	Announcements	31
20.	Confidentiality	32
21.	Assignment	33
22.	Variation	33
23.	Waiver	34
24.	Costs and expenses	34
25.	Severance	34

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26.	Notices	34
27.	Process Agent	36
28.	Counterparts	36
29.	Rights of third parties	36
30.	Further Assurances	37
31.	Entire agreement	37
32.	Governing law and jurisdiction	37
33.	Governing Language	37
34.	Execution	38

Schedules
SCHEDULE 1 The Sellers		39
SCHEDULE 2		43
	Part 1: Particulars of the Company	43
	Part 2: Particulars of the Subsidiaries	46
SCHEDULE 3 Buyer Warranties		83
SCHEDULE 4 Permitted Leakage		85
SCHEDULE 5 Signing and Completion obligations		86

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DATE    2016
PARTIES

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”, and each a “Seller”); and

(2)	COTY INC., a Delaware corporation with corporate ID number 2472166 and whose principal executive offices are located at 20 Eastbourne Terrace, London W2, United Kingdom (the “Buyer”).
INTRODUCTION

(A)	The Company (as defined below) was incorporated under the laws of Jersey and is registered in Jersey under number 112098.

(B)
The Sellers have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares (as defined below) and procure the transfer of the Loan Notes (as defined below) for the Consideration (as defined below) on and subject to the terms and conditions of this Agreement and the other Transaction Documents.

OPERATIVE PROVISIONS

1.	DEFINITIONS
In this Agreement, the words and expressions set out below shall have the following meanings:

2016 Accounts	shall take the meaning given to it in clause 8.2
A Ordinary Shares	means the 876,920 A ordinary shares of £0.01 each in the capital of the Company, details of which are included in Part 1 of Schedule 2
Accounts Date	means 30 June 2015
Affiliate
means in relation to any body corporate (whether or not registered in the United Kingdom), any holding company, parent undertaking, subsidiary or subsidiary undertaking of such body corporate, or any subsidiary or subsidiary undertaking of such holding company or parent undertaking of such body corporate, in each case for the time being

Agreed Form
means in relation to a document, in the form approved and for identification purposes initialled by (or on behalf of) the Sellers’ Representatives (save where this Agreement expressly provides the relevant document only requires the approval of the Lion Sellers’ Representative) and the Buyer

Agreement	means this agreement including the Introduction and the Schedules as amended or restated from time to time
Articles	means the articles of association of the Company as in force as at the date of this Agreement

B Ordinary Shares	means the 24,575 B ordinary shares of £0.01 each in the capital of the Company, details of which are included in Part 1 of Schedule 2
Break Fee	has the meaning given to it in clause 6.10
Business	means collectively, the business of the Group as carried on at the date of this Agreement
Business Day	means a day other than a Saturday, Sunday or public holiday in England and Wales and Jersey and “Business Days” shall be construed accordingly
Buyer Warranties	means the warranties given by the Buyer in clause 9 and Schedule 3
Buyer’s Group	means the Buyer and its Affiliates from time to time, including the Group with effect from Completion
C Ordinary Shares	means the 89,065 C ordinary shares of £0.01 each in the capital of the Company, details of which are included in Part 1 of Schedule 2
Company	Lion/Gloria Topco Limited short particulars of which are set out in Part 1 of Schedule 2
Completion	means completion of the sale and purchase of the Shares and the Loan Notes in accordance with the terms of clause 8
Completion Date	has the meaning given to it in clause 8.1
Completion Proceeds Schedule	has the meaning given to it in clause 4.2
Condition	has the meaning given to it in clause 6.1
Confidential Information
means all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of the Group, secret or confidential information, current and/or prospective suppliers and customers (including any supplier and/or customer lists)

Connected Person
means in relation to a Seller who is an individual:
(a)    that Seller’s spouse or civil partner, parents and siblings (including step-siblings and half-siblings) and direct descendants of such individual and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings) and child or step-child (together, the “Connected Person’s Family”);

(b) a company or any other undertaking of which that Seller or a member of that Seller’s Connected Person’s Family is from time to time a director or with which that Seller or a member of that Seller’s Connected Person’s Family is otherwise associated, and the subsidiaries or a subsidiary undertaking from time to time of such a company or undertaking, any holding company or parent undertaking from time to time of such a company or undertaking and every other company or undertaking which, from time to time, is a subsidiary or subsidiary undertaking of the same ultimate holding company or parent undertaking as such a company or undertaking;

(c) any trust established by or for the benefit of that individual or a member of that individual’s Connected Person’s Family;
(d) any partnership or undertaking (other than any Group Company) of which that Seller or a member of that Seller’s Connected Person’s Family has a direct or indirect economic interest; and
(e) any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition;

in relation to a Seller which is a corporate entity:
(a)
directors, employees, officers and agents (together the “Corporate Entity Connected Individuals”) of the relevant Seller;

(b)
any person who would be connected to any of the Corporate Entity Connected Individuals if the relevant Corporate Entity Connected Individual was a Seller;

(c)
subject to the exclusions in paragraph (d) below, any holding company, parent undertaking, subsidiary or subsidiary undertaking

(d)
as set out in section 1122 of the Corporation Tax Act 2010 but excluding:
(i)
all portfolio companies of the relevant Seller;

(ii)
all portfolio companies of entities advised or managed by the same investment advisor or manager as the relevant Seller or advised or managed by Affiliates of said investment advisor or manager;

(iii) all limited partners of the relevant Seller and their Affiliates; or

(iv) all underlying investors or limited partners of the relevant Seller and their Affiliates as well as all underlying investors of entities advised or managed by the same investment advisor or manager as the relevant Seller or advised or managed by Affiliates of said investment advisor or manager, save that no Seller shall be deemed to be connected with another Seller (or any of that other Seller’s Connected Persons) or any Group Company by reason of being party to any existing Share or Loan Note arrangements in respect of the Group or a director or other officer of any Group Company or by reason of being members or shareholders in any Group Company;

Consideration	has the meaning given to it in clause 4.1
Data Room
means the documents made available to the Buyer and its advisers in the Project Elsa on-line data room hosted by Merrill Datasite, each of which are listed in the index annexed to the Disclosure Letter

Deferred Shares
means the 1,935 deferred shares of £0.01 each in the capital of the Company which will be converted from C Ordinary Shares immediately prior to and conditional upon Completion in accordance with the Articles to account for the Unvested Performance Proportion (as defined in the Articles) of the C Ordinary Shares, details of which are included in Part 1 of Schedule 2

Directors	means the persons specified as directors of any Group Company in Parts 1 and/or 2 of Schedule 2 and “Director” shall be construed accordingly
Disclosure Bundle	means: (i) the documents contained in the Data Room; and (ii) any other documents attached to, or accompanying, the Disclosure Letter
Disclosure Documents	means the Disclosure Letter and the Disclosure Bundle
Disclosure Letter
means the letter dated on or about the date hereof from the Warrantors (as defined in the Warranty Deed) to the Buyer pursuant to the terms of the Warranty Deed and which shall be in Agreed Form on the date of this Agreement

D&O Insurance	has the meaning given to it in clause 15.1(b)
D&O Insurance Amount	means the aggregate amount of any insurance premium and any other reasonable costs or expenses relating to putting in place the D&O Insurance as set out in clause 15
D&O Policies	has the meaning given to it in clause 15.1(a)
Encumbrance
means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any claim, mortgage, charge, pledge, lien, assignment, hypothecation, security interest, restriction, third-party right or interest, title retention or any other security interest, agreement or arrangement or any agreement or arrangement to create any of the foregoing or any other agreement or arrangement having a similar effect

Finance Documents
means together the High Yield Bond Indenture, the Super Senior Facility Agreement, the Intercreditor Agreement and each “Finance Document” as defined in the Super Senior Facility Agreement and each "Senior Notes Finance Document" as deemed in the High Yield Bond Indenture

Full Title Guarantee	means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee
Fundamental Warranties	the warranties set out in clause 10.1
Group	means the Company and the Subsidiaries and “Group Company” shall be construed accordingly
Hedging Agreements
means: (i) the ISDA 2002 master agreement dated 21 August 2013 between Jemella Limited and Barclays Bank plc; and (ii) the credit facility agreement dated 6 October 2015 between Jemella Limited and Monex Europe Limited (each as amended, restated and/or varied from time to time)

High Yield Bond Indenture
means the indenture dated 16 April 2014, as amended and supplemented, entered into between: (i) ghd Bondco plc, as the Issuer (as defined therein); (ii) the Guarantors (as defined therein); (iii) Citibank, N.A., London Branch; and (iv) Citigroup Global Markets Deutschland AG

High Yield Bond Interest Cost Amount	means the aggregate amount of all accrued interest under the Senior Notes Finance Documents from the Locked Box Date until the Target Group Bond Redemption Date
High Yield Bond Redemption Notice	has the meaning given to it in clause 7.3
Intellectual Property
means patents, utility models, rights in inventions, trademarks, trade secrets, service marks, registered designs, trade names, moral rights, business names, domain names, rights in get-up, rights in designs, copyrights, computer software and database rights, rights in know-how and other intellectual property rights whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect anywhere in the world

Intercreditor Agreement
means the intercreditor agreement dated 3 April 2014 between, among others, Lion/Gloria Holdco Limited, Lion/Gloria Bidco Limited, Barclays Bank plc and Citibank, N.A. London Branch (as amended, restated and/or varied from time to time)

Key Employee
means any of the following individuals: Timothy David Moore, Michael Christopher Doyle, Anthony Davey, Emma Pedne Kenelm, Peter Tighe, Tim Marshall, Ras Vaghjiani and any employee who reports directly to Timothy David Moore and “Key Employees” shall be construed accordingly

Key Supplier	means any of the following companies: Flex, Videoton, WIK and Asteelflash and “Key Suppliers” shall be construed accordingly
Leakage	has the meaning given in clause 5.1 of this Agreement

Lion Monitoring Fee
any amount outstanding and payable (including any reasonably incurred out of pocket expenses) as at the Completion Date in respect of the period from the Locked Box Date to the Completion Date by Lion/Gloria Bidco Limited to Lion Capital LLP pursuant to the Monitoring and Oversight Agreement relating to Lion/Gloria Bidco Limited dated 9 February 2013

Lion Sellers	means Gloria Coinvest 1 L.P., Lion Capital Fund III L.P., Lion Capital Fund III SBS L.P., Lion Capital Fund III (USD) L.P., Lion Capital Fund III SBS (USD) L.P.
Lion Sellers’ Representative	means Jan Schuster or such other person as may be appointed by the Lion Sellers as their representative by written notice from the Lion Sellers to the Buyer
Loan Note and High Yield Bond Interest Cost Amount	means the aggregate amount of the High Yield Bond Interest Cost Amount and the Loan Note Interest Cost Amount as determined at Completion
Loan Note Interest Cost Amount	means the aggregate amount of all accrued interest on the Loan Notes in respect of the period from the Locked Box Date until the Completion Date

Loan Note Holder	means the Tranche 1 Loan Note Holders and the Tranche 2 Loan Note Holders
Loan Note Instruments	means together the Tranche 1 Loan Note Instrument and the Tranche 2 Loan Note Instrument
Loan Note Transfer Amount	the aggregate of the Tranche 1 Transfer Amount and the Tranche 2 Transfer Amount
Loan Notes	means the Tranche 1 Loan Notes and the Tranche 2 Loan Notes
Locked Box Date	means 30 June 2016
Locked Box Schedule	means the schedule in the Agreed Form setting out the financial adjustments agreed between the Lion Sellers’ Representative and the Buyer to determine the Consideration
Long Stop Date	has the meaning given to it in clause 6.9
Management Accounts	means the consolidated management accounts of the Group for each month from the Accounts Date up to and including 30 June 2016, copies of which are included in the Disclosure Documents
Management Sellers	means each of Timothy David Moore, Michael Christopher Doyle, Anthony Davey, Francesca Raminella, Emma Pedne Kenelm and Peter Tighe and “Management Seller” shall mean any one of them
Management Sellers’ Representative	means Anthony Davey or such other person as may be appointed by the Management Sellers as their representative by written notice from the Management Sellers to the Buyer

Midco	means Lion/Gloria Midco Limited (company number 08336210) whose registered office is at Bridgewater Place, Water Lane, Leeds LS11 5BZ
Non-Disclosable Information	means all information (including but not limited to Confidential Information) which relates to:

(a)    any Group Company and/or their respective Affiliates from time to time;
(b)    any aspect of the Business;
(c)    the provisions of this Agreement and each of the other Transaction Documents including without limitation any written information provided by the Sellers or the Buyer pursuant to the terms of this Agreement;
(d)    the negotiations relating to this Agreement and each of the other Transaction Documents;
(e)    the subject matter of this Agreement and each of the other Transaction Documents; or
(f)    the Sellers and any of their Affiliates from time to time

Notice of Prepayment and Cancellation	means a notice of prepayment and cancellation as contemplated by clauses 11.3 (Voluntary cancellation) and 11.4 (Voluntary prepayment of utilisations) of the Super Senior Facility Agreement
Notified Leakage Amount	has the meaning given to it in clause 5.3
Other Sellers	means each of the Sellers other than the Lion Sellers and the Management Sellers and “Other Seller” shall mean any one of them
Ordinary Shares	means the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares
Parties	means the Sellers and the Buyer and “a Party” shall mean any one of them
Permitted Leakage	means a payment, agreement, arrangement or other matter or circumstance set out in Schedule 4 to this Agreement

Pre-Completion Notification Letter	has the meaning in clause 5.3
Preference Shares	means the 118,262,152 preference shares of £0.000001 each in the capital of the Company, details of which are included in Part 1 of Schedule 2
Process Agent	means Coty UK Limited (company number 00298483) whose registered office is at St George’s House, 5 St George’s Road, Wimbledon, London SW19 4DR
Protected Employee	means any of the following individuals: Timothy David Moore, Michael Christopher Doyle, Anthony Davey, Emma Pedne Kenelm, Peter Tighe and Tim Marshall and

“Protected Employees” shall be construed accordingly
Recognised Investment Exchange	has the meaning given to it in the Financial Services and Markets Act 2000
Releases
means: (a) all deeds of release or other documents or agreements required to terminate, release and evidence release of all obligations and all security provided by any member of the Group under or in connection with the Finance Documents (and, where appropriate, any of the Hedging Agreements) provided that in each case such documents are in Agreed Form and have been approved by the Agent, the Security Agent (as defined in the Super Senior Facility Agreement), the Paying Agent (as defined in the High Yield Bond Indenture) and/or the relevant ancillary bank or hedging counterparty as applicable; and

(b) all pay-off or similar letters reasonably required by the Buyer in connection with the repayment of all amounts outstanding under the Finance Documents and the cancellation of the High Yield Bonds and the Facility (each as defined in the Super Senior Facility Agreement) in each case, contingent upon the Buyer having paid the amounts set out in clauses 8.3(d) and 8.3(e)

Relevant Claim	means a claim by the Buyer under or pursuant to clause 10 of this Agreement
Representatives	means, in relation to the Buyer, its directors, officers, senior employees and consultants
Sellers’ Representatives	means, together, the Lion Sellers’ Representative and the Management Sellers’ Representative
Sellers’ Solicitors	means Proskauer Rose (UK) LLP of 110 Bishopsgate, London EC2N 4AY

Sellers’ Transaction Costs
means the professional fees (including, without limitation, professional fees to Macfarlanes LLP and Proskauer), expenses or other costs paid or agreed to be paid or incurred or owing in connection with the Transaction by any Group Company since the Locked Box Date, in each case including any irrecoverable VAT in respect of payment of such fees, expenses or costs and any applicable disbursements, in the amount set forth in the Locked Box Schedule

Senior Notes Finance Documents	has the meaning given to it in the High Yield Bond Indenture
Shares	means the A Ordinary Shares, B Ordinary Shares, C Ordinary Shares, the Deferred Shares and Preference Shares, which together comprise the entire issued share capital of the Company

Senior Employee	means a Key Employee or any employee employed by any Group Company with a basic annual salary of £50,000 or more
Sterling	means the lawful currency for the time being of the United Kingdom
Subsidiaries	means those companies (whether or not registered in the United Kingdom) short particulars of which are set out in Part 2 of Schedule 2 and “Subsidiary” shall be construed accordingly
Super Senior Facility Agreement
means the facility agreement dated 3 April 2014 entered into between: (1) Lion/Gloria Holdco Limited; (2) Lion/Gloria Bidco Limited; (3) the Original Borrower (as defined therein); (4) the Original Guarantors (as defined therein); (5) Barclays Bank Plc and J.P. Morgan Limited as arranger; (6) the Original Lenders (as defined therein); (7) Barclays Bank PLC as agent; and (8) Citibank, N.A., London Branch (as Security Agent) (as amended, restated and / or varied from time to time)

Surviving Provisions
means clause 2 (Interpretation), clauses 6.10 and 6.11, clause 18 (“Management Sellers’ Representative”), 19 (“Announcements”), clause 20 (“Confidentiality”), clause 23 (“Waiver”), clause 24 (“Costs and expenses”), clause 25 (“Severance”), clause 26 (“Notices”), clause 27 (“Process Agent”), clause 28 (“Counterparts”), clause 29 (“Rights of third parties”), clause 31 (“Entire agreement”), clause 32 (“Governing Law and Jurisdiction”) and clause 33 (“Governing Language”)

Tax
means any tax, and any duty, contribution (including, without limitation, national insurance and social security contributions), impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith

Target Group Bond Redemption Amount
means the aggregate of:
(a)    the amount outstanding under the High Yield Bond Indenture as at the Target Group Bond Redemption Date (including principal, accrued interest and any prepayment premium);
(b)    all other amounts payable under the High Yield Bond Indenture as a result of repayment of all amounts outstanding thereunder as at the Target Group Bond Redemption Date (including, without limitation, all early repayment fees, premium, costs or penalties);

 and
(c)    all other amounts required to discharge unconditionally and irrevocably all liabilities under or in connection with the High Yield Bond and required to procure the release of all security interests and guarantees on the Target Group Bond Redemption Date

Target Group Bond Redemption Date	means the day falling one Business Day after the Completion Date
Target Group Finance Documents Repayment Amount
means the aggregate of:
(a)    the amounts outstanding under, or pursuant to, the Finance Documents and all other amounts payable under the Finance Documents as at the Completion Date (including, for the avoidance of doubt, principal, accrued interest, all agency and other fees and expenses due under the Finance Documents) on the Completion Date all early repayment fees and/or break fees, premium, costs or penalties); and
(b)    all other amounts required to discharge unconditionally and irrevocably all liabilities under or in connection with the Finance Documents (other than those which are being cash collaterized by the Buyer on the Completion Date) and required to procure the release of all security interests and guarantees on the Completion Date, except to the extent, in each case, such sums constitute part of the Target Group Bond Redemption Amount

Tax Authority
means HM Revenue & Customs and any other government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom or elsewhere having authority in the assessment, collection or administration of Tax

Tranche 1 Loan Note Holders	means the holders of the Tranche 1 Loan Notes as at the Completion Date

Tranche 1 Loan Note Instrument	means the instrument dated 8 March 2013, as amended by a deed of amendment dated 17 April 2014, constituting the Tranche 1 Loan Notes
Tranche 1 Loan Notes	means the £20,127,395 unsecured PIK fixed rate loan notes issued by Midco constituted by the Tranche 1 Loan Note Instrument
Tranche 1 Transfer Amount	means the principal amount of the Tranche 1 Loan Notes together with any accrued interest thereon (after deduction of tax which Midco is required to deduct by law) up to but excluding the Completion Date, in accordance with the Tranche 1 Loan Note Instrument, such amount which shall be apportioned to the Tranche 1 Loan Note Holders in accordance with the amount set out opposite each of their names in column (7) of Schedule 1 at Completion

Tranche 2 Loan Note Holders	means the holders of the Tranche 2 Loan Notes as at the Completion Date
Tranche 2 Loan Note Instrument	means the instrument dated 8 March 2013, as amended by a deed of amendment dated 6 May 2014, constituting the Tranche 2 Loan Notes
Tranche 2 Loan Notes	means the £10,016,600 unsecured PIK fixed rate loan notes issued by Midco constituted by the Tranche 2 Loan Note Instrument
Tranche 2 Transfer Amount
means the principal amount of the Tranche 2 Loan Notes together with any accrued interest thereon (after deduction of tax which Midco is required to deduct by law) up to but excluding the Completion Date, in accordance with the Tranche 2 Loan Note Instrument, which shall be apportioned to the Tranche 2 Loan Note Holders in accordance with the amount set out opposite each of their names in column 8 of Schedule 1 at Completion

Transaction	means the transaction contemplated by this Agreement
Transaction Bonuses
means bonus payments paid in connection with Completion to the holders of C Ordinary Shares up to a maximum aggregate amount of £500,000 (five hundred thousand sterling) including all employer’s associated national insurance contributions

Transaction Documents
means this Agreement, the Warranty Deed, the Disclosure Documents and any Agreed Form document and any other document entered into or to be entered into pursuant to this Agreement (including the Releases)

VAT
means, in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction

Warranties	means the warranties given in clause 3 and schedule 2 of the Warranty Deed
Warranty Deed	means the management warranty deed to be entered into between the Warrantors (as defined therein) and the Buyer on the date of this Agreement

2.	INTERPRETATION

2.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.2
References in this Agreement and the Schedules to the Parties, the Introduction, Schedules and clauses are references respectively to the Parties, the Introduction and Schedules to and clauses of this Agreement.

2.3	References to “writing” or “written” include any other non-transitory form of visible reproduction of words.

2.4	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

2.5
References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

2.6	References to persons shall include body corporates, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

2.7
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

2.8
A procuring obligation, where used in relation the parties to this Agreement (or any one or more of them) means that party (as the case may be) undertakes to exercise his or its voting rights and use any and all powers vested in him or it from time to time as a shareholder, director, officer or employee or otherwise in or of the Company or any other Group Company or other entity (as relevant) to ensure compliance with that obligation so far as he or it is able to do so, whether acting alone or (to the extent that he is lawfully able to contribute to ensuring such compliance collectively) acting with others provided that nothing in this clause 2.8 can require any person who is a director of the Company or any other Group Company to breach any of his fiduciary duties as a director.

2.9
Any joint obligation on the Sellers or any of the Sellers provided for in this Agreement shall be construed as being an obligation on each of the Sellers individually in each case only to the extent they are respectively lawfully able to carry out such obligation and in the case of each Seller who is an individual to the extent they have exercised their reasonable endeavours to do so without requiring such individual Seller to personally incur any costs or expenses. Any obligation on the Buyer provided for in this Agreement shall be construed as being an obligation of the Buyer only to the extent it is lawfully able to carry out such obligation.

2.10
Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.11
References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive.

2.12
A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 Companies Act 2006 or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 Companies Act 2006 or any of the meanings attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of such Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly, save that an undertaking shall also be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) Companies Act 2006, as a member of another undertaking if any shares in that other undertaking are held by a person (or its nominee) by way of security or in connection with the taking of security granted by the undertaking or any of its subsidiary undertakings.

2.13	References to those of the Parties who are individuals include references to their respective legal personal representatives.

2.14
In respect of a consultation obligation placed on each Party to consult with the other, the reference to the ‘other Party’ shall be deemed to be a reference to: (a) the Buyer (in the case of the Sellers); and (b) the Sellers’ Representatives on behalf of the Sellers (in the case of the Buyer).

3.	SALE AND PURCHASE OF THE SHARES AND LOAN NOTES

3.1
Each Seller shall sell and transfer, and the Buyer shall purchase and accept transfer of, on Completion, on the basis that save for those Shares held as nominee for their respective beneficiaries by ghd Nominees Limited the Shares and Loan Notes shall be sold with Full Title Guarantee and are free from all Encumbrances, all of the Shares and Loan Notes set opposite each Seller’s name in Schedule 1 together with all rights attaching to them (including the right to receive all dividends, distributions or any return of capital declared, paid or made after Completion) on the terms and conditions of this Agreement, on and with effect from Completion.

3.2	Each of the Sellers waives any and all pre-emption rights in respect of the Shares whether arising by virtue of any articles of association, agreement, law or otherwise.

3.3
Neither the Buyer nor the Sellers shall be obliged to complete this Agreement unless the sale and purchase of all the Shares and transfer of all the Loan Notes in accordance with this Agreement is completed simultaneously but completion of the purchase of some of the Shares and the transfer of some of the Loan Notes will not affect the rights of the Buyer with respect to the purchase of the others.

4.	CONSIDERATION

4.1
In consideration of the sale of the Shares and the Loan Notes in accordance with clause 3, the Buyer shall pay to the Sellers in respect of the Loan Notes an amount equal to the Loan Note Transfer Amount and in respect of the Shares (other than the Deferred Shares):

(a)	£203,953,278 (two hundred and three million, nine hundred and fifty three thousand, two hundred and seventy eight Sterling); plus

(b)
an additional amount equal to £150,000 (one hundred and fifty thousand Sterling) per Business Day from and including 14 November 2016 until and including the date of Completion subject to a maximum overall cap of £2,000,000 (two million Sterling); less

(c)	the amount by which the Loan Note and High Yield Bond Interest Cost Amount exceeds £5,000,000 (five million Sterling); less

(d)
an amount equal to all Leakage (other than Permitted Leakage) that has actually occurred prior to Completion (which shall include, without limitation, the Sellers’ Transaction Costs, the Lion Monitoring Fee and the Transaction Bonuses), whether greater or less than the Notified Leakage Amount; less

(e)	the D&O Insurance Amount; less

(f)	an amount of £1 being the aggregate consideration payable for the Deferred Shares in accordance with the Articles, such amount being, the “Consideration”, which shall be apportioned between the Sellers and satisfied in accordance with clause 8 and the remaining provisions of this clause 4.

4.2
The Consideration shall be payable by the Buyer in cash on Completion in accordance with the remaining provisions of this clause 4 and clauses 8.3(c) and the amount to be received by each Seller shall be as specified in a disposal proceeds statement setting out the proportion and amount of the Consideration to which each Seller is entitled and for each Seller the breakdown of its proportion of the Consideration that relates to the Shares and the Loan Notes (“Completion Proceeds Schedule”). The Sellers’ Representatives will deliver the Completion Proceeds Schedule to the Buyer not later than five Business Days prior to the Completion Date which shall be determined in accordance with either clause 8.1 or 8.2 (as applicable) and following satisfaction of the Condition.

4.3
Any payment made by the Sellers to the Buyer under or in respect of any breach of this Agreement or the Warranty Deed (including, without limitation, if a Seller is also a Warrantor (as defined in the Warranty Deed) a claim for a breach of any of the Warranties (as defined in the Warranty Deed) given in clause 3 of the Warranty Deed) shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible.

4.4	All payments in connection with the Relevant Claims or under the Warranty Deed shall be treated to the extent lawful as adjustments to the Consideration.

5.	LOCKED BOX AND LEAKAGE

5.1
Each of the Sellers warrants severally in respect of itself or themselves only to the Buyer that, except for Permitted Leakage, during the period following the Locked Box Date and ending on Completion:

(a)
no Group Company has declared, authorised, paid or made to that Seller and / or their Connected Persons any dividend or distribution (whether in cash or in kind) or any payments in lieu of any dividend or distribution (whether in cash or kind);

(b)
no Group Company has made any payments for the issue, redemption, repurchase, repayment or return of shares, loan notes or other securities, or any return of capital (whether by reduction of capital or otherwise and whether in cash or kind) to any Seller or their Connected Persons;

(c)	no Group Company has transferred or surrendered any asset to, or assumed, indemnified or incurred any liability for the benefit of, that Seller and/or their Connected Persons;

(d)	no Group Company has waived or released in favour of that Seller and/or their Connected Persons any sum or obligation due by that Seller and / or their Connected Persons to any Group Company;

(e)
no Group Company has made any amendment to the amount or timing of interest, principal or fees in respect of the Loan Notes or any other indebtedness owed by any member of the Group for the benefit of a Seller and / or their Connected Persons;

(f)
no Group Company has assumed, indemnified, incurred or discharged (including under any guarantee, indemnity or other security in relation to any recharging of costs of any kind) any liability or obligation (contingent or otherwise) for the benefit of a Seller and / or their Connected Persons;

(g)	no Group Company has made any repayment of principal on any debt or payment of any interest on or other payment in relation to any debt obligation to that Seller and / or their Connected Persons;

(h)
other than in respect of the Sellers’ Transaction Costs, no Group Company has assumed, incurred or paid any professional, consultancy, advisory or service fees, expenses, commissions or other external costs, in each case in connection with the preparation, negotiation or consummation of the Transaction;

(i)
no Group Company has assumed or incurred any liability in respect of, or paid, any management, monitoring, advisory, service or shareholder fees to or for the benefit of a Seller or any of their respective Connected Persons;

(j)
no Group Company has assumed or incurred any liability in respect of, or paid, any bonuses or incentives (including any transaction or retention bonuses for management), in each case in connection with the preparation, negotiation or consummation of the Transaction; and

(k)	that Seller nor their Connected Persons has made or entered into any agreement or arrangement with any Group Company to give effect to any of the matters referred to in clauses 5.1(a) to 5.1(j),

and the occurrence of any of the events set out in this clause 5.1 on or after the Locked Box Date and at or before Completion, together with any Tax becoming payable at any time by any Group Company as a consequence of any of the matters referred to at clauses 5.1(a) to 5.1(k), constituting an incident of “Leakage”.

5.2
Subject always to Completion having taken place, in the event of any Leakage, the relevant Seller who receives or benefits from any Leakage (or whose Connected Persons receive or benefit from any Leakage) shall pay to the Buyer or, at the direction of the Buyer, to a member of the Group, (on a £ for £ basis) on demand an amount in cash equal to the cash or cash equivalent value of the amount of such Leakage received by him (or any of his Connected Persons) or from which he (or any of his Connected Persons) has benefited.

5.3
The Sellers shall notify (or shall procure any Group Company to notify, as applicable) the Buyer by e-mail no later than five Business Days prior to the Completion Date (“Pre-Completion Notification Letter”) of the amount of any Leakage (other than Permitted Leakage) that:

(a)	has occurred between the Locked Box Date and the date of the Pre-Completion Notification Letter, and

(b)	is expected to occur between the date of the Pre-Completion Notification Letter and Completion,
(the “Notified Leakage Amount”).

5.4
Subject to clause 5.5 any Leakage notified to the Buyer in the Pre-Completion Notification Letter shall be provided for in the Consideration Proceeds Schedule as a deduction in the Consideration due to the Seller who receives or has benefitted from the Leakage (or whose Connected Persons receive or benefit from such Leakage) in each case in an amount equal to the Leakage actually received by the relevant Seller (or his Connected Person(s)) or from which the relevant Seller or his Connected Person(s) has benefitted.

5.5
Any Leakage notified by the Buyer in the Pre-Completion Notification Letter arising from: (i) clauses 5.1(h) or 5.1(k) to the extent it relates to 5.1(h) (which shall for the avoidance of doubt include the Sellers’ Transaction Costs); (ii) the Lion Monitoring Fee; and (iii) the Transaction Bonuses shall be borne by the Sellers as a deduction in the Consideration payable for the Ordinary Shares on a pro rata basis to each respective Sellers’ holding of Ordinary Shares and as provided for in clause 5.8 the respective Sellers’ liability under clause 5.2 in relation to that portion of the Leakage shall be fully and finally discharged.

5.6
No Seller is liable to make a payment under clause 5.2 unless the Buyer has notified the Seller in writing of its breach of clause 5.1, or the claim under clause 5.2, stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling nine (9) months from the date of Completion and legal proceedings in respect of that claim are properly issued and validly served within six (6) months of the notice of claim being served.

5.7
The aggregate liability of each Seller in respect of this clause 5 shall not exceed an amount equal to the Leakage actually received by or benefitted to such Seller and / or its Connected Persons. The Buyer shall have no other remedy available to it in respect of any breach of any of the warranties provided by a Seller under clause 5.1 other than that provided under clause 5.2.

5.8
If and to the extent that any Leakage is included in the Notified Leakage Amount, the relevant Seller’s liability under clause 5.2 in relation to that portion of the Leakage shall be fully and finally discharged.

5.9
Any other Leakage that has not been notified in the Pre-Completion Notification Letter under clause 5.1(h) and/or clause 5.1(k) (to the extent it relates to clause 5.1(h)) shall be deemed to be paid for the benefit of all Sellers pro rata based on the proportion of the Consideration payable for the Ordinary Shares to that Seller bears to the aggregate amount of the Consideration payable for the Ordinary Shares under this Agreement.

5.10
For the avoidance of doubt, in the event that the relevant Seller does not satisfy a claim for Leakage made against him, the Buyer shall not be entitled to bring a claim for Leakage against any of the other Sellers in respect of such non‑satisfaction.

5.11	Nothing in this clause 5 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud.

6.	CONDITION

6.1	Completion of this Agreement is subject to and conditional upon, in relation to the Transaction:

(a)	the German Federal Cartel Office ("FCO", Bundeskartellamt) having cleared the proposed transaction by:

(i)
notifying the Buyer and/or the Sellers within the one-month period under Section 40 para. 1 German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, "GWB") that the conditions for a prohibition according to Section 36 para. 1 GWB are not met;

(ii)	clearing the transaction within the four-month period under Section 40 para. 2 clause 2 GWB or within the extended waiting period under Section 40 para. 2 clause 4 no. 1 GWB; or

(iii)	permitting the time limits according to Section 40 para. 1 or 2 GWB to expire without having served the relevant notices or decisions respectively;
(the “Condition”).

6.2	The Buyer undertakes to:

(a)	file with the FCO as soon as reasonably practicable and in any event by no later than three Business Days after the date of this Agreement;

(b)	respond in a timely manner to any request for information from the FCO;

(c)
promptly inform the Sellers’ Representatives and the Sellers’ Solicitors (and provide copies of or, in the case of non-written communications, details) of any communication received from, or given by it to the FCO;

(d)	as soon as reasonably practicable, supply any additional information as approved by the Sellers’ Representatives that is requested from the FCO in connection with any notifications or filings; and

(e)	use all reasonable endeavours to ensure that clearance is obtained within six weeks of signing this Agreement.

6.3
The Buyer shall provide the Sellers with a reasonable opportunity to comment on the draft filings and all other draft submissions to the FCO, and take account of any reasonable comments received. In the absence of specific objections from the FCO, the Buyer undertakes to give the Sellers’ Representatives and the Sellers’ Solicitors prompt notice of, and the opportunity to participate in, all meetings and telephone conferences with the FCO and, when appropriate, to make oral submissions at such meetings or telephone conferences.

6.4
The Buyer undertakes to each of the Sellers that between the date of this Agreement and Completion neither it nor any other member of the Buyer’s group shall enter into or agree to enter into any arrangement or agreement which is intended or is reasonably likely to prevent, materially or prejudicially affect or delay the satisfaction of, or the terms of satisfaction of the Condition.

6.5
Each of the Lion Sellers and the Management Sellers undertakes to the Buyer to procure that between the date of this Agreement and Completion neither the Company nor any other member of its Group shall enter into or agree to enter into any arrangement or agreement which is intended or is reasonably likely to prevent, materially or prejudicially affect or delay the satisfaction of, or the terms of satisfaction of, the Condition.

6.6
The Buyer shall bear the cost of all filing fees in relation to any merger control notifications or filings in connection with the Transaction. The Buyer shall also bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that the Buyer should alone or jointly with another party have filed in that jurisdiction, save only to the extent that such failure to file was caused by a material inaccuracy in the information provided by or on behalf of the Sellers to the Buyer or its advisers prior to the date of this Agreement, in which case such costs, penalties and fines shall be borne jointly by the Lion Sellers on the one hand and the Buyer on the other in equal proportions.

6.7
When either the Buyer or any Seller becomes aware of the fact that the Condition has been satisfied, the Buyer or the relevant Seller (as applicable) shall immediately inform the Buyer or Sellers’ Representatives respectively. The Condition in clause 6.1(a) may be waived only by the Buyer.

6.8
The Buyer will use all reasonable endeavours as promptly as reasonably practicable to obtain all consents, actions, clearances and approvals and to make the filing to the FCO required to consummate the transactions contemplated by this Agreement. If it becomes reasonably apparent that the Condition will only be satisfied if the Buyer offers and/or agrees to conditions, obligations and/or undertakings (each a “Commitment”) which may include, for the avoidance of doubt, any Commitment that relates in any manner whatsoever to (i) any undertaking or business, activities or assets of any undertaking that is controlled by the Buyer or any member of the Buyer’s Group, or (ii) to any undertaking or business, activities or assets of the Company or its Group, the Buyer shall offer, accept and agree to any such Commitment (which shall not include, without the prior written approval of the Sellers’ Representatives, any amendment, variation or modification of the terms of this Agreement in such a way as to affect adversely the value to the Sellers of the transaction contemplated by this Agreement) provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall the Buyer or any member of the Buyer's Group be obliged to offer, accept or agree to any Commitment that would in any material way change its business or materially impair the value of the Transaction.

6.9
If the Condition has not been satisfied in full or waived by the Buyer on or before the date which is five (5) months following the date of this Agreement (the “Long Stop Date”); (or such later date as shall be agreed in writing between each of the Lion Sellers’ Representative and the Buyer) this Agreement shall lapse, other than the Surviving Provisions, which shall remain in full force and effect, and no Party to this Agreement shall have any liability to any other Party to this Agreement or in respect of the subject matter of this Agreement save in respect of any liabilities which have accrued prior to the Agreement lapsing or in relation to the Surviving Provisions.

6.10
Notwithstanding clause 6.9, if this Agreement lapses in accordance with clause 6.9, and without limiting the Sellers’ right to claim damages in circumstances where the Buyer is in breach of its obligations under this clause 6, the Buyer will pay the Company on demand an amount equal to £10,000,000 (the “Break Fee”).

6.11
The Parties intend that the Break Fee, being compensatory in nature, shall not be treated, in whole or in part, as consideration for a supply for the purposes of VAT and, accordingly, the Parties shall treat the payment of any such Break Fee as falling outside the scope of VAT. If HM Revenue & Customs or other Tax Authority determines that the Break Fee is, in whole or in part, consideration for a supply for the purposes of VAT and that VAT is chargeable in respect of the Break Fee, the amount of the Break Fee shall be treated as inclusive of any VAT chargeable in respect of the relevant supply.

7.	PRE-COMPLETION MATTERS
Conduct of Business

7.1
Each Seller in respect of itself only and so far as it is reasonably and lawfully able in its capacity as a director, officer, member and/or shareholder of any Group Company, shall take all reasonably necessary actions within its power to ensure that the Group, from the date of this Agreement until Completion, shall continue to operate the Business in all material respects consistent with past practice in the ordinary course in compliance with all laws and regulations applicable to it and in substantially the same manner as the Business has been carried on before the date of this Agreement.

7.2
Without limitation to the generality of the foregoing, each Seller in respect of itself only and so far as it is reasonably and lawfully able in its capacity as a director, officer, member and/or shareholder of any Group Company shall use their reasonable endeavours to procure that no Group Company shall, from the date of this Agreement until Completion, without the Buyer’s prior written consent, such consent not to be unreasonably withheld or delayed:

(a)
outside the ordinary course of business inconsistent with past practice, acquire, sell, transfer, assign or otherwise dispose of any material assets (other than any inventory or merchandising asset, in respect of which paragraph (c) below shall apply), property or business of the Group, or grant any option or right of pre-emption in respect of or create or issue any Encumbrance or give any guarantee or indemnity on any part of the assets, property or business of the Group (whether in a single transaction or series of limited transactions);

(b)
enter into any material partnership, joint venture or similar arrangement or any contracts, transactions, or commitments outside the ordinary course of business inconsistent with past practice or enter into a new third-party exclusive distribution agreement;

(c)
dispose of (other than in the ordinary course of trading consistent with past practice) or grant any option or right of pre-emption in respect of any inventory or merchandising asset of the Group for a consideration in excess of £100,000 (exclusive of VAT) or create or issue any Encumbrance or give any guarantee or indemnity on any part of the inventory or merchandising asset of the Group other than in the ordinary course of business consistent with past practice;

(d)
other than trade credit incurred in the ordinary course of day to day trading activity consistent with past practice incur any obligation in the nature of borrowing or hedging (including the issuance or sale of any debt securities, option, warrants, call or other rights to acquire any debt securities), modify the terms of (including by extending the maturity date thereof) any indebtedness (including hedging) of any Group Company (including the terms of the Finance Documents, the Hedging Agreements and the Loan Notes) or guarantee or create any Encumbrance for the indebtedness (including hedging) of any other person or entity;

(e)
make any material change in the terms and conditions of employment of any of its directors or Senior Employees or the terms on which they are entitled to pension or other benefits (other than salary reviews in the ordinary course of business consistent with past practice);

(f)
terminate the employment of any Key Employee other than for just cause or employ or make an offer of employment to any additional person with comparable seniority, position, responsibilities and/or compensation to those of a Key Employee;

(g)
save for the Transaction Bonuses introduce any new share incentive, share option, profit sharing, bonus, or other incentive scheme or vary in any way the terms of any such scheme currently operated by any member of the Group, including, without limitation, any variation to performance targets, objectives, quanta of payment or any variation to the identities of participants;

(h)	enter into or settle or waive any right or release any liability in respect of any litigation where the amount sought is in excess of £100,000;

(i)
grant any exclusive or other licenses or rights in respect of any Intellectual Property of the Group or transfer, assign or otherwise dispose of any Intellectual Property of the Group or knowingly fail to pay any renewal fees for any Intellectual Property of the Group or knowingly otherwise permit any Intellectual Property of the Group to lapse, expire, be revoked or otherwise terminate;

(j)
permit any of its insurances to lapse or knowingly do any thing which would make any policy of insurance void or voidable or fail to notify any material insurance claim of which such member of the Group has become aware, in accordance with the provisions of the relevant policy or settle any such claim materially below the amount claimed;

(k)	other than as contemplated in this Agreement pass or adopt any resolution of its shareholders, whether in a general meeting or otherwise, or amend its articles of association;

(l)
create, issue, purchase, redeem or agree to create, issue, purchase or redeem any shares, loan capital, bonds or other securities, or any instrument that gives its holder the right to acquire or subscribe for shares, loan capital, bonds or other securities;

(m)
terminate any material contracts or agreements with sales agents or terminate any contracts or agreements involving revenue or expenditure in excess of £100,000 per annum (exclusive of Tax) (other than where such contracts or agreements lapse, expire or otherwise terminate under their terms);

(n)	enter into any new leases with a term of more than one year or with a total lease amount in excess of £100,000 per annum;

(o)
conduct any discounting, trade promotions or activities or consumer promotions including forward-looking promotional activities in the Business other than consistent with past practice in the ordinary course;

(p)
save for any product recall required as a result of health and safety issues of which any of the Key Employees become aware make any statement or take any affirmative or deliberate action for the primary purpose of encouraging or inducing customers to return products;

(q)
make any material changes in its accounting policies other than as required by law or any material changes to the approach adopted or positions or actions taken prior to the date of this Agreement in respect of Tax matters, file or submit amendments not of an administrative nature to any non-routine return, report, information or notice to a Tax Authority or settle or otherwise compromise any material enquiry or dispute with a Tax Authority;

(r)	declare, make, resolve to make or pay any dividend or any other distribution;

(s)	pass or adopt any resolution regarding their winding up or dissolution (whether solvent or not); or

(t)
outside the ordinary course of business incur any capital commitment or liability or make any capital contribution, other than to a Group Company in each case exceeding £100,000 (inclusive of VAT) individually or £250,000 (inclusive of VAT) in aggregate save to the extent already provided for in the 2016/7 business plan and budget, provided that nothing in this clause 7.2 can require any person who is a director of the Company or any other Group Company to breach any of his fiduciary duties as a director.

7.3
The Sellers shall procure that the Issuer (as defined in the High Yield Bond Indenture) gives voluntary redemption notice (the “High Yield Bond Redemption Notice”) under the High Yield Bond Indenture immediately upon the earlier of the Sellers' Representatives receiving notice or becoming aware of the fact that the Condition has been satisfied in accordance with clause 6.7 and in any event not later than:

(a)	where the Sellers’ Representatives become aware of the fact that the Condition has been satisfied in accordance with clause 6.7 prior to 3.00pm on a Business Day, the same Business Day; and

(b)
where the Sellers’ Representatives become aware of the fact that the Condition has been satisfied in accordance with clause 6.7 after 3.00pm on a Business Day or on a day which is not a Business Day, the next Business Day, with such notice to be conditional upon Completion and the date fixed for redemption in such notice being the Target Group Bond Redemption Date.

7.4	The Sellers shall (in each case to the extent they are able):

(a)	procure that the Buyer is notified of or, as applicable supplied with not less than 5 Business Days prior to Completion:

(i)	written confirmation of the Target Group Bond Redemption Amount;

(ii)
details from the Paying Agent of the account of the Trustee or Paying Agent (each as defined in the High Yield Bond Indenture) for purposes of the High Yield Bond Indenture to which the Target Group Bond Redemption Amount should be paid;

(iii)	the written confirmation from the Agent of the Target Group Finance Documents Repayment Amount; and

(iv)	details of the account of the Agent (as defined in the Super Senior Facility Agreement) to which the Target Group Finance Documents Repayment Amount should be paid on the Completion Date;

(b)
provide all reasonably required cooperation and assistance to the Buyer and the other parties to the Releases and Notice of Prepayment and Cancellation in their efforts to negotiate and settle the final forms of the Releases and Notice of Prepayment and Cancellation and any other necessary documents as soon as reasonably practicable following the date of this Agreement (including, without limitation, supplying contact details for the relevant counterparties and such other information as may be required by either party from time to time);

(c)
provide all reasonably required information, cooperation and assistance to the Buyer and the other relevant parties in relation to the termination, redemption, repayment, closing out, release, transfer, cash collateralisation (or other similar actions) in respect of the Ancillary Facilities the Hedging Agreements (provided that no action or otherwise shall be required to be taken to the extent that such action would result in the termination of any Hedging Agreement or Ancillary Facility prior to Completion);

(d)
provided that the Buyer procures the delivery of the relevant execution version Releases and any Notice of Prepayment and Cancellation at least seven (7) Business Days prior to the Completion Date, procure that such Releases and Notice of Prepayment and Cancellation are executed by the signatories thereto who are members of the Group prior to Completion and use all reasonable endeavours to procure that such Releases and Notice of Prepayment and Cancellation are executed by the other signatories thereto; and

(e)
provided that any Notice of Prepayment and Cancellation is contingent upon the occurrence of Completion (a “Notice”), serve any Notice (within the relevant time period) on the Agent and/or Security Agent under the Finance Documents (as defined in the Super Senior Facility Agreement) in order to effect the prepayment, cancellation, termination and discharge of all obligations of the Group under and pursuant to the Finance Documents (as defined in the Super Senior Facility Agreement) at Completion, subject to the Target Group Finance Documents Repayment Amount being received by the Agent into the account referred to in clause 7.4(a)(iv) above (or any other account designated by the Agent).

7.5	The Sellers shall use all reasonable endeavours to procure that the required Finance Parties (as defined in the Super Senior Facility Agreement) waive the requirement that any Notice be irrevocable.

7.6	Notwithstanding clause 7.2, nothing shall restrict or prevent a Group Company from doing anything:

(a)
required by or in accordance with or pursuant to the Finance Documents (including the incurrence of further liabilities thereunder, for the satisfaction of the ordinary course working capital requirements of a Group Company, in a manner consistent with past practice);

(b)	required by, or to give effect to, the Transaction or any Transaction Document including in particular the declaration of the Transaction Bonuses;

(c)	to the extent it constitutes Permitted Leakage;

(d)	with the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed); or

(e)	to comply with any applicable law, rule or regulation of any applicable regulatory, judicial, governmental or supervisory organisation or recognised investment exchange.

7.7
So far as permitted by law the Sellers will consult, and will cause all Group Companies to consult, with the Buyer, with respect to any action between the date of this Agreement and Completion of which they are individually actually aware which may materially affect the business of any member of the Group. So far as permitted by law the Sellers will provide, and will cause all Group Companies to provide, to the Buyer such information as the Buyer may reasonably request for this purpose.

7.8
The Buyer shall be entitled on reasonable notice to the Management Sellers’ Representative to send any of its Representatives to any Group Company’s properties and attend at any office where any management, trading or operational functions are carried out at reasonable hours and the Management Sellers shall procure that the Representatives shall be entitled to reasonable access to the Key Employees solely for the purposes of monitoring the running of the businesses of the Group or any Group Company and may reasonably require meetings with the Key Employees for the same purpose, but not so as to cause disruption to the ongoing business of any member of the Group Company.

7.9
The rights of the Buyer under clauses 7.7 and 7.8 shall be for the purposes only of monitoring the businesses of the Group and to enable it to enforce its rights hereunder and may not be exercised to the extent prohibited by law. If Completion does not occur in accordance with this Agreement, the Buyer shall immediately return all documentary information obtained pursuant to such clauses and not retain any copies thereof save as reasonably necessary to protect the legal rights of the Buyer.

7.10
Each of the Sellers shall notify the Buyer as soon as reasonably practicable of any matter, fact or circumstance of which they become individually actually aware and which is or could reasonably be expected to be, in breach of this clause 7.

7.11	On or before the date of this Agreement:

(a)	the Sellers shall comply with their obligations in Part 1 of Schedule 5; and

(b)	the Buyer shall comply with its obligations in Part 3 of Schedule 5

7.12
No later than ten (10) calendar days before Completion, the Buyer shall provide the Sellers' Representative with a list, which for the avoidance of doubt shall include Jan Schuster, Kushal Banerjee and Richard Lewis, of all the names of:

(a)
each of the directors of the Group Companies whose resignation, and board approval of such resignation, are required to be procured by the Sellers under paragraph 1(e) of part 2 of Schedule 5 and paragraph 2(a) of part 2 of Schedule 5; and

(b)	each of the directors of the Group Companies whose appointment the Sellers are required to procure under paragraph 2(a) of part 2 of Schedule 5.

7.13
The Lion Sellers will refrain from taking any action that may impair or stand in the way of, and (to the extent their consent is required for such amendments) they will not withhold their consent to, any proposed amendment requested by Buyer prior to Completion to: (i) the distribution agreement, dated 6 September 2012, by and between Jemella Group Limited and Nazih Trading Establishment with a view to removing Iran and Syria from the scope of the distribution territories thereunder/or making other amendments to the agreement in respect of such countries; and (ii) the distribution agreement, dated 2012, by and between Jemella Group Limited and Premium Art Beauty LLC with a view to clarifying that the Crimea region of Ukraine is excluded from the scope of the distribution territory thereunder and/or making other amendments to the agreement in respect of such territory.

8.	COMPLETION

8.1
Subject to clause 8.2 Completion shall take place at the offices of the Sellers’ Solicitors (or any other location agreed upon by the Lion Sellers’ Representative and the Buyer) on the date (the “Completion Date”) that is nine (9) calendar days after the High Yield Bond Redemption Notice is given in accordance with clause 7.3 (or the next Business Day if that date is not a Business Day) or on such other date as is agreed in writing by the Lion Sellers’ Representative and the Buyer but in any event no later than 3 Business Days before the Long Stop Date.

8.2	If the Condition has been satisfied prior to receipt by the Buyer of the audited consolidated financial statements of the Company for the financial year ended June 2016

(the “2016 Accounts”) required pursuant to paragraph (h) of Part 2 of Schedule 5 then the Completion Date shall be delayed until such date which falls 15 calendar days following the delivery to the Buyer of the 2016 Accounts.

8.3	At Completion:

(a)
each Seller shall deliver or cause to be delivered to the Buyer the items listed in Part 2 of Schedule 5 (the Buyer receiving them, where appropriate, as agent for the Company or the Subsidiaries) provided that each of the Sellers shall be liable to deliver or cause to be delivered such documents in respect of himself or itself only and not in respect of any other Seller;

(b)	the Buyer shall deliver or cause to be delivered to the Sellers the items listed in Part 4 of Schedule 5;

(c)
the Buyer shall procure the delivery to the Sellers’ Solicitors for the account of the Sellers of an electronic transfer of funds for same day value in favour of the Sellers’ Solicitors the amount of the Consideration that is payable in accordance with the Completion Proceeds Schedule to the Sellers;

(d)
the Buyer shall procure the prepayment in full of the Target Group Finance Documents Repayment Amount in accordance with terms of the Super Senior Facility Agreement and the information notified to it pursuant to clause 7.4(a);

(e)
the Buyer shall cause to be deposited with the Trustee or Paying Agent (as defined in the High Yield Bond Indenture), in accordance with the information notified to it pursuant to clause 7.4(a), cash in sterling in an amount equal to the Target Group Bond Redemption Amount; and

(f)	the Buyer shall procure the redemption of the High Yield Bond in accordance with terms of the High Yield Bond and the information notified to it pursuant to clause 7.4(a).

8.4	If Completion does not take place on the Completion Date because:

(a)	the Buyer fails to comply with its obligations under this clause 8 and Schedule 5; or

(b)	the Sellers fail to comply with their obligations under this clause 8 and Schedule 5:
the Sellers, acting by the Sellers’ Representatives (in the case of clause 8.4(a)) may by written notice served on the Buyer, or the Buyer in the case of clause 8.4(b) may by written notice served on the Sellers:

(i)	require all the Parties to proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement);

(ii)
require all the Parties to postpone Completion until such date as the Buyer or the Sellers’ Representatives (as appropriate) notify the Buyer or the Sellers’ Representatives (as appropriate) of in writing (being a date not later than the Longstop Date); or

(iii)
subject to Completion having first been deferred for a period of at least ten (10) Business Days under paragraph (ii) above and the Parties having used reasonable endeavours to effect Completion during that period, terminate this Agreement, in each case without prejudice to the Buyer or the Sellers’ rights under this Agreement (including the right to claim damages or otherwise).

8.5	If the Buyer or the Sellers postpone Completion to another date in accordance with clause 8.4(b)(ii), the provisions of this Agreement apply as if such other date is the Completion Date.

8.6
To the extent that any documents which are required (including by reference) by this clause 8 to be in Agreed Form on Completion are not in Agreed Form as at the date of this Agreement, the Parties will use reasonable endeavours in the period between the date of this Agreement and Completion to agree the form of each respective party's deliverables on Completion as set out in Schedule 5 of this Agreement.

8.7
Each of the Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive payment of the Consideration on behalf of the Sellers, and the receipt of the Consideration by the Sellers’ Solicitors shall be a complete, unconditional and irrevocable discharge for the Buyer of its obligations under clause 4.1 and the Buyer shall not be concerned to see to the application thereof or its apportionment among the Sellers or be responsible for the loss or misapplication of such sum.

9.	BUYER WARRANTIES, LIMITATIONS ON LIABILITY, AND UNDERTAKINGS

9.1
The Buyer acknowledges and agrees that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and the Warranty Deed and acknowledges that neither the Sellers nor any Group Company nor any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

9.2
The Buyer acknowledges and agrees that save as provided for in any Transaction Document, in the absence of fraud, the Buyer has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Buyer) adviser of any of the Sellers or any of their Connected Persons, on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document. Each and every person referred to in this clause 9.2 shall be entitled to enforce this clause 9.2 under the Contracts (Rights of Third Parties) Act 1999.

9.3
During the period of seven years from Completion, subject to the provision of such confidentiality undertakings as the Buyer may reasonably require, the Buyer shall and shall procure that each member of the Group shall upon reasonable notice from any of the Sellers, give such assistance, supply or procure to be supplied such papers and information, and permit access to such of the accounting and other records (including tax records) of each member of the Group as the applicable Seller may reasonably request so as to enable them to comply with such accounting, tax or regulatory requirements as may be applicable to it (or any Connected Person of the Seller).

9.4
Without prejudice to clause 11 and save as otherwise set out in this Agreement, the sole remedy of the Buyer for any breach of this Agreement by the Sellers shall be an action for damages and, save as aforesaid, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever other than any such right in respect of fraudulent misrepresentation.

9.5	The Buyer warrants to the each of the Sellers as at the date of entry into of this Agreement in the terms of the Buyer Warranties in Schedule 3.

10.	SELLER WARRANTIES

10.1	Each of the Sellers warrants in respect of himself or itself only that:

(a)	in the case of a Seller which is not an individual seller, the Seller is validly incorporated, in existence and duly registered, as applicable;

(b)
the Seller has the requisite capacity and authority to enter into and perform this Agreement and to execute, deliver and perform any obligations it may have under each Transaction Document to be delivered by the Seller;

(c)	this Agreement and each other Transaction Document to be entered into by it constitutes (or will when executed constitute) valid and binding obligations on him or it in accordance with its terms;

(d)
no consent, approval, authorisation or order of any court or governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement is required by him or it where failure to obtain such consent, approval, authorisation or order would materially and adversely affect his or its ability to enter into and perform his or its obligations under this Agreement and each other Transaction Document to be entered into by it and the transactions contemplated thereby;

(e)	the execution and delivery of, and the performance by each Seller of its obligations under, this Agreement and each Transaction Document to be entered into by the Sellers will not:

(i)	in the case of a Seller which is not an individual Seller, result in a breach of any provision of the constitutional documents of such Seller, if applicable;

(ii)	result in a breach of, or constitute a default under, any contract or other instrument by which such Seller is bound; or

(iii)	result in a breach of any applicable statute, law, rule, regulation, order, judgment or decree of any court, governmental agency or regulatory authority by which such Seller is bound;

(f)
save for the Shares held by ghd Nominees Limited each Seller is the sole legal and beneficial owner of the Shares and Loan Notes set out next to his or its name in Schedule 1 and such Shares and Loan Notes are fully paid and registered in the name of the relevant Seller and there is no liability to pay any additional contributions on any of such Shares or Loan Notes;

(g)
save for any rights waived in accordance with clause 3.2 of this Agreement there is no Encumbrance on, over or affecting the Shares or Loan Notes held by each Seller, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance or any other restrictions on the ability of the relevant Seller to transfer the full legal title and beneficial interest in the Shares;

(h)	in the case of a Seller which is not an individual Seller, such Seller has not:

(i)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(ii)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(iii)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(iv)	made an application to the Court under section 896 Companies Act 2006 or resolved to make such an application;

(v)
presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

(vi)
been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other Party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(vii)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(viii)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed;

(i)	in the case of a Seller, which is not an individual Seller, such Seller is not:

(i)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(ii)
the subject of an administration order, nor has a resolution been passed by the directors or shareholders of the relevant Seller for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or

(iii)	subject to a resolution passed by the directors or the shareholders of the relevant Seller for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the Buyer or its directors;

(j)	None of the Sellers who are individuals have:

(i)	had a bankruptcy petition presented against him or been declared bankrupt;

(ii)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;

(iii)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(iv)	been subject of any other event analogous to the foregoing in any jurisdiction.

10.2
The Lion Sellers, so far as they are actually aware, warrant that as at Completion following the conversion of the unvested portion of the C Ordinary Shares to Deferred Shares the Shares comprise the whole of the allotted and issued share capital of the Company.

10.3
Subject to the limitations in clause 11, each Seller warrants to the Buyer in respect of himself and itself only that the Fundamental Warranties, will each be true and accurate and not materially misleading in any respect at Completion by reference to the facts and circumstances then subsisting and, for this purpose, the Fundamental Warranties shall be deemed to be repeated at Completion as if any express or implied reference in the Fundamental Warranties to the date of this Agreement was replaced by a reference to the date of Completion.

10.4
Each Seller agrees with the Buyer (for himself, itself and to procure for each of his or its Connected Persons) to waive to the greatest extent permissible at law any rights or claims which it may have against any Group Company (including their present or former directors, officers and employees) in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company (including their directors, officers and employees) in connection with the Transaction.

10.5
The rights and remedies of the Buyer in respect of a breach of any of the Fundamental Warranties or clause 10.2 shall not be affected by Completion, by the giving of any time or other indulgence by the Buyer to any person, or by any other cause whatsoever except as provided in this Agreement or in a specific waiver or release by the Buyer in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Buyer.

10.6
Each Seller, and in the case of clause 10.2 the Lion Sellers only, shall promptly disclose to the Buyer any matter or thing which arises or of which it becomes aware after entering into this Agreement but prior to Completion which is inconsistent with or a breach of any of the Fundamental Warranties or clause 10.2 or which will or may be a breach of any Fundamental Warranty when the Fundamental Warranties are repeated at Completion or which might render any of the Fundamental Warranties materially misleading as at Completion.

11.	SELLERS’ LIABILITY

11.1
Without prejudice to any other limitations set out in any other Transaction Document, save for any amounts due from any of the Sellers pursuant to clause 5 which shall be calculated in accordance with the provisions of clause 5, the maximum liability of each Seller in respect of any Relevant Claim (together with any additional amount payable under clause 14 in respect of such Relevant Claim) shall be limited to the proportionate amount of the aggregate of the Consideration actually received by the relevant Seller, as set out in the Completion Proceeds Schedule.

11.2
No Seller shall be liable in respect of any Relevant Claim unless the Buyer shall have given to the Seller written notice of such Relevant Claim specifying (in such reasonable detail as is reasonably available to the Buyer at the time) the matter(s) which gives rise to the Relevant Claim, the nature of the claim and (if practicable) the amount claimed in respect thereof on or before the date falling two (2) years after Completion.

11.3
Any Relevant Claim notified pursuant to clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the relevant notice has been given by the Buyer, unless at such time legal proceedings in respect of the Relevant Claim have been commenced by being both issued and served.

11.4	Nothing in the Transaction Documents shall or shall be deemed to relieve or abrogate the Buyer in respect of any Relevant Claim of any common law or other duty to mitigate any loss or damage.

11.5
No Seller shall be liable in respect of any Relevant Claim to the extent that the subject of such Relevant Claim has been made or is made good or is otherwise compensated for without cost to the Buyer or any other member of the Buyer’s Group.

11.6	The Sellers shall not be liable under any Transaction Document in respect of any loss of profit, loss of goodwill or any indirect, punitive or consequential losses.

11.7	The Buyer shall not be entitled to recover from any Seller under any Transaction Document more than once in respect of the same fact, matter or circumstance in respect of any Relevant Claim.

11.8
Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by the Sellers are made, given or entered into severally by each of the Sellers.

12.	TAX MATTERS
The Buyer shall be entitled to make the election described in Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, with respect to any Group Company.

13.	INTEREST ON LATE PAYMENTS

13.1
If a Party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 13.2.

13.2
The interest referred to in clause 13.1 shall accrue from day to day and shall be paid on demand at the rate of two per cent (2%) above the base rate from time to time of Barclays Bank plc. Unpaid interest shall compound quarterly.

14.	NO SET-OFF

14.1
Subject to clause 14.2, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold.

14.2
If an amount of Tax must be deducted or withheld from any payment to be made under this Agreement or (except in respect of the Consideration, the Break Fee and payments of interest) any such payment is subject to Tax in the hands of the payee, then the payer shall pay an additional amount as will ensure that after such deduction, withholding or Tax there shall remain a sum equal to the amount that would otherwise have been payable if the payment was not subject to such deduction, withholding or Tax.

15.	D&O POLICIES

15.1	The Buyer shall procure that:

(a)
each member of the Group shall comply with its obligations under the directors’ and officers’ policies in the name of the Company as provided by: (i) AIG Europe Limited (policy number 33023450); and (ii) QBE Insurance (Europe) Limited (policy number 034581/01/2015) (the “D&O Policies”) and maintain it as a valid and enforceable policy in an unamended until it expires on 31 December 2016; and

(b)
directors’ and officers’ liability insurance (“D&O Insurance”) is in place in favour of, and maintained as a valid and enforceable insurance policy by a reputable insurer on at least equivalent terms to the D&O Policies covering all directors of the Group as at the date of this Agreement (immediately prior to their resignation on Completion) (each a “Director”) in respect of claims first made against any Director between the date of expiry of the D&O Policies and the date which is 7 years thereafter, provided however that nothing herein will require the Buyer to incur any costs or expenditure in respect of the D&O Insurance in aggregate in excess of the D&O Insurance Amount set forth in the Locked Box Schedule.

15.2	Any director covered by the D&O Policies may enforce his rights under clause 15.1.

16.	RESTRICTIVE COVENANTS

16.1	Each of the Lion Sellers severally covenants with the Buyer that, save with the prior written consent of the Buyer, it shall not:

(a)
for a period of 18 months after Completion employ or attempt to employ any person who at Completion is a Protected Employee, provided that this clause shall not prohibit the employment of any such Protected Employee who has responded independently to a bona fide general advertisement for the recruitment of an individual; or

(b)
for a period of 18 months after Completion, endeavour to entice or solicit away from any Group Company a Key Supplier, such that such Key Supplier would cease, or materially reduce, its supplies of goods and services to any Group Company or change the terms on which such goods or services are supplied to any Group Company in a manner which would be materially adverse to such Group Company.

16.2	Each of the restrictions in each sub-clause or clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

16.3
If any of the restrictions in clause 16.1 is void, but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

16.4	The Lion Sellers acknowledge that the above provisions of this clause 16 are no more extensive than is reasonable to protect the Buyer as the buyer of the Shares and the Loan Notes.

17.	TERMINATION
In the event of a material breach by any of the Lion Sellers of any of the Fundamental Warranties given by them and any fact, event or circumstance having occurred which would make such Fundamental Warranties given by the Lion Sellers untrue in any material respect when repeated at Completion, the Buyer shall have the right, by written notice to the Sellers' Representatives at any time prior to Completion to terminate this Agreement, in which case this Agreement, other than the Surviving Provisions, shall automatically terminate with immediate effect and each Party's rights and obligations other than pursuant to the Surviving Provisions shall cease immediately on termination. Such termination shall not affect the rights and obligations of any Party existing before such termination or any other rights or remedies that the Buyer may have in respect of any such breach in accordance with the terms of this Agreement.

18.	MANAGEMENT SELLERS’ REPRESENTATIVE

18.1
Each Management Seller appoints and authorises the Management Sellers’ Representative to act in his name and on his behalf in relation to all matters which this Agreement expressly provides to be agreed, approved, carried out, received or given by the Management Sellers’ Representative.

18.2	The Management Sellers’ Representative as at the date of this Agreement shall be Anthony Davey.

18.3
Unless and until notified in writing to the contrary by all of the Management Sellers, the Buyer shall be entitled to rely on the authority of the Management Sellers’ Representative within the scope of his authority (as described in this clause 18) without further enquiry and shall have no liability to any of the Management Sellers as a result of any such reliance.

18.4	The Management Sellers’ Representative shall have no authority to bind the Management Sellers except as referred to in this clause 18.

18.5
Each of the Management Sellers agrees to confirm and ratify, and hereby agrees to waive any claims against the Management Sellers’ Representative in respect of, and to indemnify and hold harmless the Management Sellers’ Representative against any loss, cost, claim, liability or damage incurred as a result of, any actions lawfully and reasonably taken by the Management Sellers’ Representative on behalf of the Management Sellers pursuant to this clause 18.

18.6	The Management Sellers may change the Management Sellers’ Representative by notice in writing to the Buyer signed by all of the Management Sellers in accordance with clause 26.

19.	ANNOUNCEMENTS

19.1
Except to the extent otherwise expressly permitted by this Agreement, the Parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter other than an announcement in the Agreed Form, provided that this shall not oblige the Parties to conduct a joint announcement or press release and each Party shall be entitled to individually issue a press release or make an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter provided that such press release or announcement has first been agreed between the Parties.

19.2
Notwithstanding any other provision in this Agreement, subject to clause 20, a Party may, after consultation with the other Parties (provided that such consultation shall only be required to the extent that it is practicable and permitted by law), make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law;

(b)	any securities exchange on which the relevant Party’s (or a Party’s Affiliate’s) securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which the relevant Party (or a Party’s Affiliate) is subject or submits, whether or not the requirement has the force of law, provided that such Party shall only disclose that information which is strictly necessary to satisfy the requirements of any applicable law, securities exchange or regulatory, governmental or other authority.

19.3
In respect of the agreement or consultation that is required between ‘the Parties’ pursuant to clauses 19.1 and 21.2 above and clause 20.2 below, the reference to ‘the Parties’ shall be construed as being the agreement of, or the consultation among, each of (a) the Buyer; and (b) the Sellers’ Representatives on behalf of the Sellers.

20.	CONFIDENTIALITY

20.1
Without prejudice to clause 19, each of the Sellers (in respect of itself) and the Buyer hereby undertakes that it shall both during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information.

20.2
Notwithstanding any other provision in this Agreement, a Party may, after consultation with the other Parties (provided that such consultation shall only be required to the extent it is practicable and permitted by law), disclose Non-Disclosable Information if and to the extent:

(a)	required by law;

(b)	required by any securities exchange on which a Party’s (or a Party’s Affiliate’s) securities are listed or traded;

(c)	required by any regulatory or governmental or other authority with relevant powers to which a Party (or a Party’s Affiliate) is subject or submits;

(d)	required to vest the full benefit of this Agreement in that Party or to enforce any of the rights of that Party in this Agreement and/or any other Transaction Documents;

(e)	required to the extent necessary to satisfy the Condition and each Party to perform its obligations under clause 6;

(f)	required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality);

(g)	which is disclosed in accordance with the requirements for a statutory disclosure in accordance with Employment Rights Act 1996;

(h)	the other Parties have given prior written consent to the disclosure; or

(i)	it is necessary to obtain any relevant tax clearances from any appropriate Tax Authority, provided that each of the Lion Sellers shall be entitled to disclose any of the Non-Disclosable Information to: (i) its underlying investors or co-investors who are subject to confidentiality restrictions; and (ii) its investment advisor and to Affiliates of such investment advisor; and provided further that the Lion Sellers or any entity advised or managed by the same investment advisor or manager as the Lion Sellers or by an Affiliate of such investment advisor or manager, as well as any such investment advisor or manager and Affiliates thereof, shall be entitled to disclose the sale of their interests in the Group envisaged under this Agreement, to potential investors or co-investors, in each case without consulting with or obtaining any prior consent from any other Party.

20.3
The restrictions contained in this clause 20 shall cease to apply to the Buyer with respect to paragraphs (a) and (b) of the definition of Non-Disclosable Information with effect from Completion, but otherwise shall continue to apply after Completion without limit in time.

21.	ASSIGNMENT

21.1
This Agreement is personal to the Parties and no Party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

21.2
Notwithstanding clause 21.1, the Lion Sellers may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with any of their rights under this Agreement or grant, declare, create or dispose of any right or interest in it, in each case, to any entity or fund advised or managed by the same investment advisor or manager of any of the Lion Sellers or to an entity or fund advised or managed by an Affiliate of such investment advisor or manager.

21.3
Notwithstanding clause 21.1, the Buyer may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with any of its rights under this Agreement or grant, declare, create or dispose of any right or interest in it, in each case, to any other member of the Buyer’s Group. The Buyer shall procure that such assignee reassigns such rights under this Agreement back to the Buyer or another member of the Buyer’s Group before such assignee ceases to be a member of the Buyer’s Group.

21.4	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 21 shall be ineffective.

21.5
In the event of an assignment or transfer in accordance with clause 21.2 or 21.3, the Parties agree that the liability of either the Buyer or the Sellers (as appropriate) in respect of any claim or any liability arising out of or in connection with this Agreement howsoever arising shall be no greater than it would otherwise have been had any such assignment or transfer not occurred.

22.	VARIATION
Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of:

(a)	the Buyer;

(b)	the Lion Sellers’ Representative; and

(c)	the Management Sellers’ Representative.

23.	WAIVER

23.1
A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

23.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other Party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

23.3
Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

24.	COSTS AND EXPENSES

24.1
Except as otherwise stated in this Agreement or any other Transaction Document, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the Transaction, save that this clause 24 shall not prejudice the right of any Party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

24.2
Without prejudice to clause 24.1, the Buyer shall pay any transfer tax, stamp duty and tax or other documentary taxes, capital duties or taxes, registration or filing fees or other transaction duties, or notarial fees or similar expenses or related interest or penalties in any jurisdiction payable in respect of the transfer of the Shares.

25.	SEVERANCE

25.1
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

25.2
If any provision of this Agreement is held to be invalid or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

26.	NOTICES

26.1
Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause 26) shall be in writing in English.

26.2	Service of notice must be affected by one of the following methods:

(a)
by hand to the relevant address set out in clause 26.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

(b)	by prepaid first-class post to the relevant address set out in clause 26.4 and shall be deemed served at the start of the fourth Business Day after (and excluding) the date of posting;

(c)	by prepaid international airmail to the relevant address set out in clause 26.4 and shall be deemed served at the start of the sixth Business Day after (and excluding) the date of posting; or

(d)
by email to the relevant email address (if any) set out in clause 26.4 and shall be deemed served at the time of completion of transmission by the sender, if dispatched during a Business Day, or at the start of the next Business Day if dispatched at any other time, provided that a copy of the Notice is also dispatched to the recipient using a method described in clauses 26.2(a) to 26.2(c) (inclusive) no later than the end of the next Business Day and provided that any notice to be served on a Management Seller or the Management Sellers’ Representative shall not be permitted to be served by email.

26.3
In clause 26.2, “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

Address for Service

26.4	Notices shall be addressed as follows:

Party	Address	Email address	For the attention of
The Lion Sellers, represented by the Lion Sellers’ Representative	21 Grosvenor Place, London SWIX 7HF	schuster@lioncapital.com	Jan Schuster
With a copy to:
Proskauer Rose (UK) LLP	110 Bishopsgate, London EC2N 4AY	sdavis@proskauer.com	Steven Davis
Each Management Seller or the Management Sellers’ Representative	The address set out next to that Party’s name in column 1 of the table in Schedule 1	N/A	The relevant Management Seller or the Management Sellers’ Representative (as the case may be)
With a copy to:
Proskauer Rose (UK) LLP	110 Bishopsgate, London EC2N 4AY	N/A	Steven Davis
Each Other Seller	The address set out next to that Party’s name in column 1 of the table in Schedule 1	N/A	The relevant Other Seller
With a copy to:
Proskauer Rose (UK) LLP	110 Bishopsgate, London EC2N 4AY	sdavis@proskauer.com	Steven Davis

Coty Inc.	350 Fifth Avenue, New York, NY 10118, USA	Jules_Kaufman@cotyin.com	Jules Kaufman, Chief Legal Officer
With a copy to:
Skadden, Arps, Slate, Meagher & Flom (UK) LLP	40 Bank Street London E145DS	John.Adebiyi@skadden.com	John Adebiyi

26.5
A Party may notify the other Parties to this Agreement of a change to its name, relevant person, address or email address for the purposes of clause 26.4 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five (5) clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

26.6
Any communication required to be given to the Lion Sellers or the Management Sellers (as applicable) in connection with this Agreement shall be deemed to be given if it is given to the Lion Sellers’ Representative or the Management Sellers’ Representative (as applicable) named in clause 26.4, where the Lion Sellers’ Representative or the Management Sellers’ Representative (as applicable) is receiving such communication as agent for the other Lion Sellers or Management Sellers (as applicable).

27.	PROCESS AGENT

27.1
The Buyer hereby irrevocably appoints the Process Agent as its agent to accept service of process in England and Wales in respect of any proceedings, service upon whom shall be deemed completed whether or not forwarded to or received by the Buyer.

27.2	The Buyer agrees to inform each of the Lion Sellers and the Management Sellers in writing of any change of address of the Process Agent within 15 Business Days of such change.

27.3
If the Process Agent ceases to act as such or to have an address in England and Wales, the Buyer irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Lion Sellers and the Management Sellers and to deliver to the Lion Sellers and the Management Sellers (acting reasonably) within 15 Business Days of such appointment a copy of a written acceptance of appointment by the process agent.

28.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

29.	RIGHTS OF THIRD PARTIES

29.1
Except as otherwise expressly stated, this Agreement does not confer any rights on any person or Party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

29.2
A person who is the permitted successor to or assignee of the rights of a Party is deemed to be a party to this Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement

29.3
Notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.

30.	FURTHER ASSURANCES
Without prejudice to any other provision of this Agreement, each Seller or the Buyer (as applicable) shall, on being required to do so by the Buyer or the Lion Capital Sellers’ Representative (as applicable), perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents as may be required by law or as the Buyer or the Lion Capital Sellers’ Representative (as applicable) may from time to time reasonably require in order to vest any of the Shares or Loan Notes in the Buyer (or its assignee or nominee) or as otherwise may be necessary to implement and give full effect to this Agreement.

31.	ENTIRE AGREEMENT

31.1
This Agreement, and the documents referred to or incorporated in it constitute the entire agreement between the Parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of this Agreement.

31.2
Each of the Parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement or any of the documents referred to in it.

31.3
Each of the Parties acknowledges and agrees that, save as expressly provided in this Agreement, the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

31.4	Nothing in this clause 31 shall, however, operate to limit or exclude any liability for fraud.

32.	GOVERNING LAW AND JURISDICTION

32.1
This Agreement (and all contractual or non-contractual obligations arising therefrom) and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with English law.

32.2	The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

33.	GOVERNING LANGUAGE
The language of this Agreement (and the transactions envisaged by it) is English. All notices, demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement (and the transactions envisaged by it) must be in English or accompanied by a certified English translation (in which case the English translation shall prevail unless the document or communication is a statutory, or other official, document or communication). The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to this clause 33.

34.	EXECUTION
This Agreement is executed as a deed by the Parties and is delivered and takes effect on the date at the beginning of this Agreement.

SCHEDULE 1
The Sellers

SCHEDULE 2
Part 1:     Particulars of the Company

Part 2:     Particulars of the Subsidiaries

SCHEDULE 3

Buyer Warranties

1	The Buyer is a company duly incorporated and validly existing under the laws of Delaware and has the requisite power and authority to enter into and perform this Agreement.

2
This Agreement constitutes valid and legally binding obligations of the Buyer enforceable in accordance with its terms. Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(a)	a breach of any provision of the constitutional documents of the Buyer including its memorandum and articles of association (if applicable);

(b)	a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which it is bound; or

(c)	a breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Buyer.

3
Subject to satisfaction of the Condition, no consent or approval of, authorisation or order of any court or any governmental, regulatory or other authority or entity which has not been obtained or made at the date of this Agreement is required by the Buyer or any of its Affiliates for the execution or implementation of this Agreement.

4	The Buyer has not:

(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under section 896 Companies Act 2006 or resolved to make such an application;

(e)
presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

(f)
been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other Party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed.

5	The Buyer is not:

(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)
the subject of an administration order, nor has a resolution been passed by the directors or shareholders of the Buyer for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or

(c)
subject to a resolution passed by the directors or the shareholders of the Buyer for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the Buyer or its directors.

6
The Buyer has available cash, equity commitments or loan facilities on terms which involve no preconditions which will at Completion provide in immediately available funds the necessary cash resources to pay the Consideration, and repay the facilities made available to the Companies pursuant to the Super Senior Facility Agreement and the High Yield Bond Indenture.

7
The Buyer is not aware as at the date of this Agreement of any fact, matter or circumstance relating to or attributable to the Buyer or the Buyer’s Group which would, or is reasonably likely to, result in a delay in (including but without limitation any fact, matter or circumstance which would result in the Transaction not achieving clearance within one-month of filing under Section 40 para. 1 German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen)) or adversely affect, the satisfaction of the Condition prior to the Long Stop Date and which has not been expressly disclosed in writing to the Sellers’ Representatives or the Sellers’ Solicitors prior to the date of this Agreement.

SCHEDULE 4
Permitted Leakage
“Permitted Leakage” means any:

(a)
payments (or accruals in respect of payments to be made) of salaries, pensions contributions, expenses, bonuses (whether contractual or discretionary), directors’ fees and any other emoluments or benefits in kind of any nature and awards and allocations of (or accruals of entitlements to) bonuses (whether contractual or discretionary), emoluments and benefits in kind of any nature and other discretionary amounts of any nature provided that any such payments, awards or allocations, or accruals in respect of such payments, awards and allocations are made or arise in the ordinary course of business consistent with past practice under any employment, service, consultancy or other agreement or arrangement between any Group Company and the recipient or beneficiary of such payment, award or allocation or collectively negotiated terms applicable to any such person, in each case that has been disclosed in the Disclosure Documents or otherwise accrued or provided for in the Management Accounts;

(b)
payments made or accruals in respect of payments to be made or liabilities otherwise incurred to the extent that any such payment, accrual or liability has been or will be irrevocably or unconditionally reimbursed in full to any Group Company by a Seller on or prior to Completion;

(c)
other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by any Group Company to which the Buyer has given its prior consent in writing such consent not being unreasonably withheld;

(d)	payment of any amount to the extent set out in the Locked Box Schedule;

(e)	accrual (but not payment) of interest on the Loan Notes in accordance with the terms of the Loan Note Instruments;

(f)	any accumulation (but not payment) of dividend or yield on the Preference Shares in accordance with their terms; and

(g)	Tax arising in respect of any of these payments referred to at paragraphs (a) to (g) above.

SCHEDULE 5
Signing and Completion obligations
Part 1: Sellers’ Obligations on the date of this Agreement

1.	On or before the date of this Agreement, the Sellers shall deliver or procure to be delivered to the Buyer:

(a)
the minutes of a duly held meeting of the directors or equivalent persons of the Lion Sellers approving the Transaction, authorising the execution by the Lion Sellers of this Agreement and any document to be delivered by the Lion Sellers at or prior to Completion;

(b)
the minutes of a duly held meeting of the directors or equivalent persons of ghd Nominees Limited approving the Transaction, authorising the execution by ghd Nominees Limited of this Agreement and any document to be delivered by ghd Nominees Limited at or prior to Completion;

(c)
as evidence of the authority of any person signing any Transaction Document a copy of the duly executed power of attorney in the Agreed Form under which any Transaction Document has been or is to be executed by any Seller;

(d)	the duly executed Warranty Deed; and

(e)	the duly executed Disclosure Letter.

2.	The Sellers shall procure that, on or before the date of this Agreement, a meeting of the board of directors of the Company is held to approve:

(a)	the Transaction;

(b)	the execution of all Transaction Documents to which it is party;

(c)	appointing the relevant signatory or signatories to sign such Transaction Document(s) on its behalf (if required); and

(d)
subject to the occurrence of Completion: (a) the transfer of the Shares to the Buyer ; (b) the issue of a share certificate to the Buyer in respect of such Shares; and (c) writing up the register of members in respect of the transfer of the Shares to the Buyer;

and shall deliver or procure to be delivered to the Buyer the minutes of such meeting.

3.
The Sellers shall procure that on or before the date of this Agreement a meeting of the board of directors of Midco is held to approve subject to the occurrence of Completion: (a) the transfer of the Loan Notes in consideration for the payment of the Tranche 1 Transfer Amount and the Tranche 2 Transfer Amount (as applicable); and (b) the registration of the transfer of the Loan Notes into the register of Loan Notes.

Part 2:     Sellers’ Obligations on Completion

1.	On Completion, the Sellers shall deliver or procure the delivery to the Buyer of:

(a)
duly executed transfer documents of the Shares and Loan Notes set opposite each Seller’s respective name in Schedule 1 in favour of the Buyer or another member of the Buyer's Group designated by the Buyer;

(b)
the share certificates for the Shares and the certificates evidencing the Loan Notes (or an express indemnity in the Agreed Form if any share certificate or loan note certificate is found to be missing);

(c)
to the extent not in the possession of a Group Company, their professional advisers and/or a financial institution in relation to existing security arrangements, the share certificates in respect of all of the issued shares in the capital of each of the Subsidiaries (or an express indemnity in the Agreed Form if any share certificate is found to be missing);

(d)	a copy of any power of attorney under which any of the Transaction Documents are executed on behalf of the Sellers;

(e)
to the extent not in the possession of each Group Company or their professional advisers, the certificate of incorporation, common seal, memorandum and articles of association (together with all resolutions amending the same), minute books, statutory registers and share certificate books of each Group Company (in each case up to date up to but not including the Completion Date);

(f)
the written resignations of each of the directors notified by the Buyer to the Sellers in accordance with clause 7.12 as directors of each relevant Group Company to be effective at Completion, and in each case acknowledging that he has no claim against any Group Company whether for loss of office or otherwise and the relevant Group Company will provide a corresponding acknowledgement that it has no claims against the respective resigning director;

(g)	the Releases duly executed by each member of the Group party thereto and (where successfully procured by the Seller in accordance with Clause 7.4(d)) by each other party thereto;

(h)	duly executed copies of all other Transaction Documents not referred to in Part 1 or Part 2 of this Schedule 5; and

(i)	a certified copy of the audited consolidated financial statements for the Company for the financial year ended 30 June 2016 not subject to any qualification or reservation by the auditors.

2.
The Sellers shall procure (in each case to the extent they are able by the exercise of any voting or contractual rights that they hold as shareholders or directors of any Group Company) that on or before the Completion Date:

(a)
a meeting of the board of directors of each Group Company is held to approve subject to the occurrence of Completion: (a) the appointment of such persons as the Buyer nominates to be appointed as directors; and (b) the resignations of those directors who are resigning from the board of directors of each Group Company as notified to the Sellers pursuant to clause 7.12;

(b)	a meeting of the board of directors of each of the relevant Target Group Companies (each as defined in the Super Senior Facility Agreement) is held to approve the Releases;

(c)
Written Resolutions as defined in the Loan Note Instruments are passed in accordance with the terms of the Loan Note Instruments approving the amendment and restatement of the Loan Note Instruments to delete paragraph (e) of condition 3.1 of each Loan Note Instrument and a supplemental deed is issued by Midco to amend and restate each Loan Note Instrument as approved in the Written Resolutions, in accordance with the terms of clause 11 of each Loan Note Instrument; and

(d)
a special written resolution of the Company is passed in order to approve, subject to the occurrence of Completion, the amendment to the articles of association of the Company amending certain provisions therein relating to the redemption of the Preference Shares on an Exit (as defined in the articles of association at the date of this Agreement) in Agreed Form in accordance with applicable law and provide a copy of the relevant resolution to the Buyer.

(e)
Part 3:     Buyers’ Obligations on the date of this Agreement

3.	On or before the date of this Agreement, the Buyer shall deliver or procure to be delivered to the Sellers’ Solicitors:

(a)
A copy of: (i) the minutes (or equivalent) of a meeting of its board of directors to delegate authority to a special committee; and (ii) any resolution of such a special committee properly and validly authorised by the board of directors, in each case in the Agreed Form, authorising inter alia:

i.	the Transaction and the execution of all Transaction Documents to which it is party; and

ii.	appointing the relevant signatory or signatories to sign such Transaction Document(s) on its behalf; and

(b)	a copy of its filing with the FCO in the agreed form;

(c)	the duly executed Warranty Deed; and

(d)	the Disclosure Letter acknowledged by the Buyer.
Part 4:     Buyer’s Obligations on Completion

4.	On Completion, the Buyer shall:

(a)	pay or procure the payment of each Seller’s portion of the Consideration to the Sellers in cleared funds in accordance with the terms of clause 8.3(c);

(b)	deliver to the Sellers’ Solicitors duly executed copies of each of the Transaction Documents to which it is a party.

SIGNATURES

Executed as a deed by Anthony Davey as attorney for COLIN JOHN MCDONALD under a power of attorney dated 9 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed as a deed by TIMOTHY DAVID MOORE in the presence of a witness:	))))	Signature	/s/Timothy David Moore

Witness signature	/s/Rasila Vaghjiani

Witness name	Rasila Vaghjiani
(block capitals)

Witness address	1 Malvern Gardens

Harrow, MA3 9PA

Executed as a deed by Anthony Davey as attorney for GEORGIANN RAE REIGLE under a power of attorney dated 12 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed as a deed by Anthony Davey as attorney for LINO SINNI under a power of attorney dated 11 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by Anthony Davey as attorney for STUART MITCHELL SPIEGEL under a power of attorney Dated 11 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed as a deed by Anthony Davey as attorney for PAUL HERBERT STONEHAM under a power of attorney dated 8 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by Anthony Daveyas attorney for DAVID WEBB under a power of attorney dated 8 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed as a deed by Anthony Davey as attorney for NICHOLAS MARIE JACQUES under a power of attorney dated 9 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by Anthony Davey as attorney for MICHAEL CHRISTOPHER DOYLE under a power of attorney dated 14 October 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed as a deed by ANTHONY DAVEY in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by Anthony Davey as attorney for FRANCESCA RAMINELLA under a power of attorney dated 12 September 2016 in the presence of a witness:	))))	Signature	/s/Anthony P. Davey

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed by EMMA PEDNE KENELM in the presence of a witness:	))))	Signature	/s/Emma Pedne Kenelm

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed by PETER TIGHE in the presence of a witness:	))))	Signature	/s/Peter Tighe

Witness signature	/s/Chantal Phillips

Witness name	Chantal Phillips
(block capitals)

Witness address	Flat 59 Hainault Court

London

E17 3NW

Executed as a deed by GHD NOMINEES LIMITED acting by a director in the presence of a witness:	))))	Signature	/s/Jan Schuster

Director
		Name (block capitals)	Jan Schuster

Witness signature	/s/Chloe Fitzgerald

Witness name	Chloe Fitzgerald
(block capitals)

Witness address	Flat 4 Wilkinson House,

Twickenham,

TW2 SRB

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by LION/LATIMER GP II (GUERNSEY) LIMITED in its capacity as general partner of GLORIA COINVEST 1 L.P. acting by an authorised signatory in the presence of a witness:	))))	Signature	/s/Hayley Tanguy

Authorised Signatory
		Name (block capitals)	Hayley Tanguy

Witness signature	/s/Vanessa Bellinger

Witness name	Vanessa Bellinger
(block capitals)

Witness address	Aztec Financial Services

(Guernsey) Limited, East Wing,
Trafalgar Court, Les Banques
St. Peter Port, Guernsey, GY1 3PP

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by LION CAPITAL III GP LIMITED in its capacity as general partner of LION CAPITAL FUND III L.P. acting by an authorised signatory in the presence of a witness:	))))	Signature	/s/Simon Brown

Authorised Signatory
		Name (block capitals)	Simon Brown

Witness signature	/s/Jason Green

Witness name	17 The Crescent
(block capitals)

Witness address	Sevenoaks

Kent TN13 3QX

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by LION CAPITAL III GP LIMITED in its capacity as general partner of LION CAPITAL FUND III SBS L.P. acting by an authorised signatory in the presence of a witness:	))))	Signature	/s/Simon Brown

Authorised Signatory
		Name (block capitals)	/s/Simon Brown

Witness signature	/s/Jason Green

Witness name	Jason Green
(block capitals)

Witness address	17 The Crescent

Sevenoaks

Kent TN13 3QX

Executed as a deed by LION CAPITAL III GP LIMITED in its capacity as general partner of LION CAPITAL FUND III (USD) L.P. acting by an authorised signatory in the presence of a witness:	))))	Signature	/s/Simon Brown

Authorised Signatory
		Name (block capitals)	Simon Brown

Witness signature	/s/Jason Green

Witness name	Jason Green
(block capitals)

Witness address	17 The Crescent

Sevenoaks

Kent TN13 3QX

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39

Executed as a deed by LION CAPITAL III GP LIMITED in its capacity as general partner of LION CAPITAL FUND III SBS (USD) L.P. acting by an authorised signatory in the presence of a witness:	))))	Signature	/s/Simon Brown

Authorised Signatory
		Name (block capitals)	Simon Brown

Witness signature	/s/Jason Green

Witness name	Jason Green
(block capitals)

Witness address	17 The Crescent

Sevenoaks

Kent TN13 3QX

Executed as a deed by COTY INC. acting by an authorised signatory in the presence of a witness:	))))	Signature	/s/Camillo Pane

Authorised Signatory
		Name (block capitals)	Camillo Pane

Witness signature	/s/Jing Ng

Witness name	Jing Ng
(block capitals)

Witness address	40 Bank St.

Canary Wharf

London E14 5DS

1334250.02-LONSR01A        MSW - Draft October 17, 2016 - 00:39